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                                                                    EXHIBIT 2.16

              AMENDMENT NO. 1 TO THE 9% CONVERTIBLE DEBENTURE, DUE
           MAY 15, 2006 ISSUED TO MIDSUMMER INVESTMENT LTD. AND WAIVER

         This Amendment No. 1 ("AMENDMENT") is made to that certain 9% Convertible Debenture, due May 15, 2006 issued by Island Pacific, Inc. (the "COMPANY") to Midsummer Investment Ltd. ("MIDSUMMER") (the "DEBENTURE") pursuant to the Securities Purchase Agreement ("PURCHASE AGREEMENT") dated as of March 15, 2004 among the Company, Midsummer and the other purchasers identified on the signature pages thereto (the "PURCHASERS"). The parties hereto agree as follows:

     1. INTEREST PAYMENTS. The Preamble to the Debenture shall be amended and restated as follows:

                  FOR VALUE RECEIVED, the Company promises to pay to Midsummer or its registered assigns (the "HOLDER"), the principal sum of $1,250,000 on May 15, 2006 or such earlier date as the Debentures are required or permitted to be repaid as provided hereunder (the "MATURITY DATE") and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 9% per annum, payable monthly, beginning on the first day of the first month after the Original Issue Date and on each Conversion Date (as to that principal amount then being converted), on each Monthly Redemption Date (as to that principal amount then being redeemed) and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) (each such date, an "INTEREST PAYMENT DATE"), in cash or shares of Common Stock at the Interest Conversion Rate, or a combination thereof; PROVIDED, HOWEVER, payment in shares of Common Stock may only occur if during the 20 Trading Days immediately prior to the applicable Interest Payment Date all of the Equity Conditions have been met and the Company shall have given the Holder notice in accordance with the notice requirements set forth below. Subject to the terms and conditions herein, the decision whether to pay interest hereunder in shares of Common Stock or cash shall be at the discretion of the Company. Not less than 20 Trading Days prior to each Interest Payment Date, the Company shall provide the Holder with written notice of its election to pay interest hereunder either in cash or shares of Common Stock (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised). Within 20 Trading Days prior to an Interest Payment Date, the Company's election (whether specific to an Interest Payment Date or continuous) shall be irrevocable as to such Interest Payment Date. Subject to the aforementioned conditions, failure to timely provide such written notice shall be deemed an election by the Company to pay the interest on such Interest Payment Date in cash. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Payment of interest in shares of Common Stock shall otherwise occur pursuant to Section 4(b)





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     and for purposes of the payment of interest in shares only, the Interest
     Payment Date shall be deemed the Conversion Date. Interest shall cease to accrue with respect to any principal amount converted, provided that the Company in fact delivers the Conversion Shares within the time period required by Section 4(b)(i). Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of Debentures (the "DEBENTURE REGISTER"). All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 12% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) ("LATE FEE") which will accrue daily, from the date such interest is due hereunder through and including the date of payment. Except as is set forth in section 5a of this Debenture, the Company may not prepay any portion of the principal amount of this Debenture without the prior written consent of the holders.

     2. EVENT OF DEFAULT. Section 3(a)(vii) of the Debenture shall be amended and restated as follows:

     (vii) an Underlying Shares Registration Statement shall not have been declared effective by the Commission on or prior to November 15, 2004;

     3. SET PRICE OF THE DEBENTURE. Section 4(c)(i) of the Debenture shall be amended and restated as follows:

     (c) (i) CONVERSION PRICE. The conversion price in effect on any Conversion Date shall be equal to $0.56 (subject to adjustment herein)(the "SET PRICE").

     4. MONTHLY REDEMPTION PROCEDURE. Section 5(b) of the Debenture shall be amended and restated as follows:

     (b) MONTHLY REDEMPTION. The Company shall redeem (a) $50,000 per month on each Monthly Redemption Date, commencing on September 1, 2004 and continuing through and until February 1, 2005 and (b) $62,500 per month, on each Monthly Redemption Date, beginning on February 1, 2005 and continuing until the full redemption of this Debenture, plus accrued but unpaid interest, the sum of all liquidated damages and any other amounts then owing to such Holder in respect of the Debenture. The Monthly Redemption Amount due on each Monthly Redemption Date shall be payable in cash or Conversion Shares, at the discretion of the Company subject to the terms and conditions set forth below. As to any Monthly Redemption and upon 20 Trading Days' prior written irrevocable notice (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised), in lieu of a cash redemption payment the Company may elect to pay 100% of a Monthly Redemption in Conversion Shares based on a conversion price equal to 90% of the average of the 20 VWAPs immediately prior to the applicable Monthly Redemption Date (subject to adjustment for any stock dividend, stock split, stock combination or other similar event affecting the Common Stock during such 20 Trading Day period) (the "MONTHLY CONVERSION PRICE"); PROVIDED, HOWEVER, that the Company may not pay the Monthly Redemption Amount in Conversion Shares unless, on the

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     Monthly Redemption Date and during the 20 Trading Day period immediately prior thereto, the Equity Conditions have been satisfied. The Holders may convert, pursuant to Section 4(a)(i), any principal amount of the Debenture subject to a Monthly Redemption at any time prior to the date that the Monthly Redemption Amount and all amounts owing thereon are due and paid in full. Any principal amount of Debenture converted during any 20 day period until the date the Monthly Redemption Amount is paid shall be first applied to the principal amount subject to the Monthly Redemption and Holder's payment of the Monthly Redemption Amount on such Monthly Redemption Date shall be reduced accordingly. The Company covenants and agrees that it will honor all Notice of Conversions tendered up until such amounts are paid in full.

     5. MONTHLY REDEMPTION DEFINITIONS. Section 6 of the Debenture shall be amended to include the following:

                  "MONTHLY REDEMPTION AMOUNT" shall mean (a) $50,000 per month commencing on September 1, 2004 and until February 1, 2005 and
                  (b) $62,500 per month from February 1, 2005 until the full redemption of this Debenture.

                  "MONTHLY REDEMPTION DATE" means the 1st day of each month, commencing on September 1, 2004 and ending upon the full redemption of this Debenture.

     6. OPTIONAL REDEMPTION AMOUNT DEFINITION. The definition of "Optional Redemption Amount" set forth in Section 6 of the Debenture is amended and restated as follows:

                  "Optional Redemption Amount" shall mean the sum of (a) 100% of the principal amount of the Debenture then outstanding, (b) accrued but unpaid interest and (c) all liquidated damages and other amounts due in respect of the Debentures.

     7. LIQUIDATED DAMAGES/PREPAYMENT PENALTY/WAIVER. The parties hereby agree that Midsummer shall accept 600,000 shares of Common Stock as: (a) payment in lieu of cash for all accrued and unpaid liquidated damages as of the date of this Amendment and including all accrued and unpaid liquidated damages owed to Midsummer through and including August 2004 pursuant to the Purchase Agreement and the Registration Rights Agreement, dated as of March 15, 2004 among the Company, Midsummer and the Purchasers and attached to the Purchase Agreement as Exhibit B,
          (b) consideration for the amendment of the Debenture to eliminate Midsummer's right to a 10% penalty if the Company prepays the Debenture; (c) consideration for Midsummer's consent to the Company's sale and issuance of the Secured Convertible Term Note and Common Stock Purchase Warrant to Laurus Master Fund, Ltd. ("Laurus") pursuant to that certain Securities Purchase Agreement between the Company and Laurus dated July 12, 2004 (the "Laurus Transaction"); and (d) consideration for Midsummer's waiver of all rights and remedies

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          accruing as a result of the Laurus Transaction, including without limitation, the right to participate in the Laurus Transaction set forth in Section 4.14 of the Purchase Agreement, the covenant against future financings set forth in Section 4.7 of the Purchase Agreement and the obligation to seek Shareholder Approval prior to effecting any issuance that results in an adjustment to the Set Price set forth in
          Section 4.7 of the Purchase Agreement and Section 4(a)(ii)(B) of the Debenture.

     8. REGISTRATION OF COMMON STOCK ISSUABLE PURSUANT TO THIS AMENDMENT. All shares of Common Stock issuable pursuant to this Amendment shall be included in the next registration statement to be filed by the Company in August 2004.

     9. EFFECT ON DEBENTURE. Except as expressly set forth above, all of the terms and conditions of the Debenture shall continue in full force and effect after the execution of this Amendments.

     10. DEFINITIONS. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS GIVEN TO SUCH TERMS IN THE PURCHASE AGREEMENT AND THE DEBENTURE.

Executed as of July 30, 2004 by the undersigned duly authorized representatives of the Company and Midsummer:

Island Pacific, Inc.                        Midsummer Investment Ltd.

By: _________________________               By: ____________________

Name:    Ran H. Furman                      Name:

Title:   CFO                                Title:

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